Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2014 with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013 of NV5 Holdings, Inc., which is incorporated by reference in this Registration Statement on Form S-3 of NV5 Holdings, Inc. We consent to the incorporation by reference in this Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Fort Lauderdale, Florida

August 13, 2014